Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Shell Midstream Partners, L.P. on Form S-3 of our report dated April 10, 2015, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of and for the year ended December 31, 2014, appearing in the Current Report on Form 8-K of Shell Midstream Partners, L.P. filed on July 2, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

November 2, 2015